Exhibit 19.1

SharpLink Gaming, Inc.

Insider Trading Policy

I.	INTRODUCTION

Federal and state securities laws make it illegal for anyone to trade in a company’s securities while in possession of MNPI (“MNPI”) relating to that company. This conduct is referred to as “insider trading” and may result in civil or criminal penalties. The purpose of this Insider Trading Policy (the “Policy”) is to promote compliance with applicable securities laws and to provide the directors, officers and employees of SharpLink Gaming, Inc. (together with its subsidiaries, “SharpLink” or the “Company”) with procedures and guidelines with respect to transactions in the securities of the Company (“Company Securities”) and other public companies in order to preserve the reputation and integrity of SharpLink, as well as that of all persons affiliated with it.

Questions regarding this policy should be directed to the Company’s Compliance Officers, listed on Exhibit A or such other individual(s) (the “Compliance Officer(s)”) designated by the Company’s audit committee (the “Audit Committee”).

The Audit Committee reserves the right in its sole discretion to modify or grant waivers to this Policy. Any amendments or waiver may be publicly disclosed if required by applicable laws, rule and regulations. The Audit Committee shall have the authority to approve material amendments to this Policy. All other changes to this Policy may be approved by the Compliance Officers.

II.	APPLICABILITY

This Policy applies to all directors, officers, 10% stockholders and employees of SharpLink and any of their Related Persons (as defined below) located in and outside the United States alike. This Policy also applies to SharpLink’s contractors and advisors (together with directors, officers, 10% stockholders, employees and Related Persons, and as further clarified in Section IV.A, “Insiders”).

III.	POLICY

MNPI relating to the Company is confidential and proprietary to the Company and the unauthorized disclosure of such information is forbidden. Insiders may not disclose MNPI except in accordance with the Company’s policies with respect to public communications or as otherwise authorized by a Compliance Officer.

If an Insider of the Company has MNPI relating to the Company, it is SharpLink’s policy that neither that person nor any of his or her Related Persons (as defined below) may buy or sell Company Securities or engage in any other action to take advantage of, or pass on to others, that information. This Policy also applies to MNPI relating to any other company with publicly-traded securities, including our customers or suppliers, obtained in the course of employment by or association with SharpLink. To avoid even the appearance of impropriety, additional restrictions on trading Company Securities by directors and officers are set forth in Section IV.

IV.	DEFINITIONS/EXPLANATIONS

A. Who is an insider?

Any person who possesses MNPI is considered an “Insider” for so long as the information is not generally available to the public. Insiders include the Company’s directors, officers, employees, agents, contractors and those persons in a special relationship with the Company (e.g., its auditors, consultants, attorneys or other advisors).

B. What is “Material” Information?

The materiality of information depends upon the circumstances. Materiality involves a relatively low threshold. Information is considered “material” a reasonable investor would want to know it before making an investment decision or where the information is likely to affect the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business or to any type of Company Security (i.e., debt or equity).

The materiality of particular information is subject to reassessment on a regular basis. If an Insider is unsure whether particular nonpublic information is material, the Insider should presume that it is material and consult with SharpLink’s Compliance Officer before disclosing such information or trading in any securities of a company to which such information relates.

Examples of material information include:

●	Financial implications of the Company’s digital asset holdings, including impairment charges, gains or losses required to be recorded in the Company’s financial statements;
●	Information concerning significant acquisitions or dispositions of assets, such as Ether, or significant changes in asset acquisition or disposition strategies, such as a change to our strategy relating to Ether;
●	Information concerning significant equity investments by or in third parties, a pending or proposed merger, acquisition of a business, or other significant investment;
●	Information concerning the pending or proposed disposition of a significant subsidiary, or business unit;
●	Significant new product or technology plans;
●	Impending bankruptcy or financial liquidity problems;
●	Changes in dividend policy;
●	Stock splits;
●	New significant equity or debt offerings, or the establishment or cessation of repurchase programs for Company Securities;
●	Significant legal exposure due to actual, pending or threatened litigation, or the resolution of any such litigation;
●	Pending or actual significant changes in senior management; and
●	Significant cybersecurity risks or incidents, including vulnerabilities and breaches.

The above list is only illustrative; many other types of information may be considered material depending on the circumstances. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column about the sector or industry in general that is expected to affect the market price of a security can be material.

C. What is “Nonpublic” Information?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must have been disclosed in the Company’s public filings with the Securities and Exchange Commission (the “SEC”) or widely disseminated in a manner making it generally available to investors through a national wire service, e.g. Globe Newswire, PR Newswire. The circulation of rumors, even if accurate, does not constitute information that is adequately available to the general public since the public does not know whether the rumor is accurate.

D. Who is a “Related Person?”

For purposes of this Policy, a “Related Person” includes the family members of Insiders who reside with them (including a spouse, children, children away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws); anyone else who resides in the household of an Insider (other than (x) an employee or tenant of such person or (y) another unrelated person whom the Compliance Officers determine should not be covered by this Policy); any family members of Insiders who do not reside in their household but whose transactions in the Company’s securities are directed by Insiders or who are subject to the influence or control of Insiders; and all corporations, limited liability companies, partnerships, trusts or other entities controlled by any Insider or any of the above listed Related Persons, unless the entity has implemented policies or procedures designed to ensure that Insiders or Related Person cannot influence transactions by the entity involving the Company’s securities.

If an Insider discloses or tips an outsider (“Tippee”), such as a business associate or friend, using material non-public information (“MNPI”), and the Tippee undertakes a trade in any Company security, both the Insider and the Tippee may be found liable. Any person who holds MNPI regarding the Company is an Insider for so long as the information is not generally available to the public. “Tipping” MNPI to others also is prohibited, and is discussed in Section V.D.

V.	GUIDELINES

Non-disclosure of MNPI

MNPI must not be disclosed to anyone within the Company whose job does not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company, including the Company’s Communications Policy , until such information has been publicly released by the Company.

A.	Prohibited Trading in Company Securities

No person may trade, including by placing a purchase or sell order, or recommend that another person trade, in Company Securities (including making initial elections, changes in elections or reallocation of funds relating to retirement plan accounts) when he or she has knowledge of MNPI concerning the Company. Loans, pledges, gifts, charitable donations and other contributions of Company Securities are also subject to this Policy.

Insiders are responsible for any trades placed by Related Persons and should make them aware of the need to confer with such person before they trade Company Securities. Insiders should treat any such trades as if the transactions were for their own accounts.

No Insider may distribute our securities to limited partners, general partners or stockholders of any entity during a Quarterly Blackout Period or a Special Blackout Period, unless those limited partners, general partners or stockholders have agreed in writing to hold the securities until the next open trading window.

C.	Twenty-Twenty Hindsight

If securities transactions ever become the subject of scrutiny, they will be evaluated by enforcement authorities or others after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction an Insider should carefully consider how the transaction and whether the information was material may be construed in the bright light of hindsight.

D.	“Tipping” Information to Others

An Insider shall not disclose all or any portion of MNPI to any other person (including family members) where such MNPI may be used by such person to his or her profit by trading in the Company Securities or companies to which such MNPI relates, nor shall such Insider or related person make recommendations or express opinions on the basis of MNPI as to trading in Company Securities.

Insiders may be liable for communicating or “tipping” MNPI to any Tippee, regardless of whether the tippee is a Related Person. Further, insider trading violations are not limited to trading or tipping by Insiders. Persons other than Insiders also can be liable for insider trading, including tippees who trade on MNPI tipped to them and individuals who trade on MNPI which has been misappropriated.

Tippees inherit an Insider’s duties and are liable for trading on MNPI illegally tipped to them by an Insider. Similarly, just as Insiders are liable for the insider trading of their Tippees, so are Tippees who pass the information along to others who trade. In other words, a Tippee’s liability for insider trading is no different from that of an Insider. Tippees can obtain MNPI by receiving explicit tips from others or from unintentional disclosure through, among other things, conversations at social, business or other gatherings.

E.	Prohibition on Short Sales, Derivatives Trading and Hedging Transactions

The following restrictions apply to short sales, derivatives trading, and hedging transactions involving Company Securities:

●	A short sale occurs when an investor sells securities and receives the sales proceeds but uses borrowed securities to settle the sale transaction. Short sales may be a naked short sale, when the investor does not own any of the securities sold, or short against the box, when the investor owns sufficient securities to cover the trade, but elects to borrow securities from someone else to settle the sale transaction. The short sales investor assumes that the price of the securities will decline prior to the date on which he or she is required to deliver equivalent securities to the third party who loaned the securities used to settle the sale transaction.

●	A short-equivalent position would arise whenever an investor takes a position based on an assumption that the price of securities will stay the same or decline. For example, when an investor buys a put at a specified strike price, the investor protects himself or herself from a decline in price because the investor can exercise the put and receive the higher strike price for the underlying securities. Similarly, when an investor sells a call at a specified strike price, the investor assumes that the price of the underlying securities will not go up during the term of the call, which would give the counter-party an incentive to exercise, and the investor receives a premium for the call which offsets losses if the price of the underlying securities declines.

●	By contrast, a long position would arise whenever an investor takes a position based on an assumption that the price of securities will increase. For example, when an investor buys a call at a specified strike price, the investor assumes the price of the underlying securities will increase and the Investor can then purchase the underlying securities at the call strike price and sell them in the market at a higher value. Similarly, when an investor sells a put at a specified strike price, the investor assumes that the price of the underlying securities will not go down during the term of the put, which would give the counter-party an incentive to exercise, and the investor receives a premium for the put which increases the investor’s gain if the price goes up and offsets losses if the price goes down.

●	A derivative security generally is any security whose value is dependent to some degree on another security. Examples of the most common types of derivative securities include warrants, puts and calls. A put is an option giving one party the right to cause the other party to buy the underlying securities upon exercise. A call is an option giving one party the right to cause the other party to sell the underlying securities upon exercise.

Certain types of transactions may hedge or offset a decrease in the market value of Company Securities, enabling holders of such securities to continue to own Company Securities without the full risks of ownership. The Company believes that such transactions separate the holder’s interests from those of other stockholders. All Insiders are prohibited from:

○	engaging in naked short sales of Company Securities;

○	selling short against the box, buying put options, selling call options, or entering into any other short-equivalent positions in Company Securities;

○	engaging in trading of call options and other long derivatives positions;

○	purchasing call options or selling put options;

○	investing in any security, the value of which will vary or otherwise be dependent on any security issued directly by the Company, such as Company common stock; and

○	purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Securities.

Subject to compliance with this Policy, Insiders may engage in transactions in derivative securities issued directly by the Company.

F.	Broad-Based Index and Other Funds

All Insiders are permitted to invest in broad-based index funds or publicly-offered funds, which are actively managed by an independent fund manager. However, Insiders are prohibited from buying or selling interests in non-broad-based funds that have substantial holdings of Company Securities on the basis of MNPI about the Company except as specifically permitted by this Policy.

G.	Prohibition on Pledging

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on a loan.

Because a margin sale or foreclosure sale may occur at a time when a person is aware of MNPI or otherwise not permitted to trade in Company Securities, the Company’s directors, officers, employees and their Related Persons are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities in any way including as collateral for a loan.

H.	Trading in Other Securities

No Insider may trade, including by placing purchase or sell orders, or recommend that another person trade, in the securities of another company if the person learns of MNPI about the other company in the course of his/her employment with SharpLink.

VI.	Additional Restrictions and Requirements for Directors, Officers and Employees

A.	Trading Windows and Blackout Periods

In addition to being subject to all of the other limitations in this Policy, Insiders are prohibited from trading Company Securities during the following blackout periods:

(i) Quarterly Blackout Periods. Trading in Company Securities is prohibited from (1) market closing on the date that is the last trading day prior to the end of each fiscal quarter until (2) market closing on the first full day of trading following the release of the Company’s quarterly earnings. During these Quarterly Blackout Periods, directors, officers and employees generally possess or are presumed to possess MNPI about the Company’s financial results.

(ii) Special Blackout Periods. From time to time, other types of material information regarding the Company (including but not limited to negotiation of mergers, acquisitions or dispositions or other material developments) may not be publicly disclosed. While such material information remains nonpublic, directors, officers, employees and other persons with knowledge of such MNPI are prohibited from trading in Company Securities. The affected persons must keep the existence of any Special Blackout Period confidential.

Trading windows are not “safe harbors” that ensure compliance with securities laws. Insiders remain responsible for their trades and should use good judgment at all times.

VII.	Exceptions

Note, however, that there are certain types of transactions that are specifically permitted by this Policy, as discussed further below. Examples, as further discussed below, include (i) the acquisition (but not the sale) of stock upon exercise of stock options for cash under the Company’s equity compensation plans, and the acquisition of stock pursuant to Company employee stock purchase plans (but not elections to participate in such plans nor the sale of stock acquired under such plans) and (ii) transactions by Pre-Clearance Persons pursuant to Approved Trading Plans and by all other Insiders pursuant to Compliant Trading Plans, as defined below.

Notwithstanding the restrictions set forth above, Insiders may engage in transactions of Company Securities made pursuant to a binding contract, written plan, or specific instruction (each a “trading plan”), but only if such trading plan:

1.	satisfies the applicable affirmative defense conditions of Rule 10b5-1(c), including as applicable the requirements applicable to an eligible sell-to-cover transaction as set forth in Rule 10b5-1(c)(1)(ii)(D)(3), or for which the affirmative defense is available under Rule 10b5-1(c) because such trading plan was adopted prior to February 27, 2023, met the affirmative defense conditions in effect at the time of adoption, and was not modified or changed on or after February 27, 2023; and

2.	such trading plan is in writing (a “Compliant Trading Plan”).

Pre-Clearance Persons must additionally obtain approval in writing (which may be satisfied by email or other electronic transmission) from a Compliance Officer (or in the case of a trading plan covering transactions by the Compliance Officer, approval in writing (which may be satisfied by email or other electronic transmission) from the Audit Committee or a Compliance Officer other than he or she wishing to enter into the transaction) prior to entering into, modifying, or terminating a Compliant Trading Plan (any Compliant Trading Plan so approved by a Compliance Officer, an “Approved Trading Plan”).

Cashless exercise program suspension: the Company’s cashless option exercise program will be suspended during all Quarterly Blackout Periods for all Insiders and during Special Blackout Periods for persons subject to such Special Blackout Periods. The Company’s cashless option exercise program may not involve any prohibited loan of securities.

For purposes of this Policy, the Company considers the following transactions exempt from this Policy:

1.the exercise of stock options for cash under the Company’s equity compensation plans; and

2.the acquisition of shares under the Company’s employee stock purchase plans (but not the sale of any such shares).

In each case, the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

Elections to participate or not to participate in the Company’s employee stock purchase plans may only be made during an open trading window and when directors, officers and employees are otherwise not in possession of MNPI. No pre-clearance is required for elections under the Company’s employee stock purchase plans, but all directors, officers and employees are reminded of their individual responsibility to comply with this Policy and applicable laws against insider trading. Directors, officers and employees may not make elections under employee stock purchase plans during a Quarterly Blackout Period or a Special Blackout Period applicable to them, and any such elections are subject to reversal. As a reminder, sales of Company Securities acquired through participation in a Company employee stock purchase plan may only be made in compliance with this Policy.

VIII. Pre-Clearance of Transactions

The following persons are subject to pre-clearance:

1.	All directors of the Company;

2.	All “officers” of the Company (as defined under Rule 16a-1(f) under the Securities Exchange Act of 1934) (such directors and officers, collectively, “Section 16 Insiders”); and

3.	Other employees or Insiders as may be designated as Pre-Clearance Persons (as defined below) from time-to-time by one or more of the Compliance Officers (such other Company personnel who have been designated as Pre-Clearance Persons will be notified of such designation).

These persons are collectively referred to herein as “Pre-Clearance Persons.”

IX.	Additional Information for Section 16 Insiders

Section 16 Insiders must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16. The practical effect of these provisions is that Section 16 Insiders who both acquire and sell (or sell and then acquire) Company Securities within a six (6) month period must disgorge all profits to the Company whether or not they had knowledge of any MNPI. Under this provision, and so long as certain other criteria are met, neither the receipt of an option under the Company’s equity compensation plans, nor the exercise of such options, nor the vesting of restricted stock units, nor the receipt of stock under the Company’s employee stock purchase plans is deemed to be an acquisition under Section 16; however, the sale of any such shares is a sale under Section 16. Section 16 Insiders are also cautioned that purchases and sales of Company Securities made pursuant to Approved Trading Plans, including sales of vested equity for the purpose of satisfying tax withholding obligations, are subject to the provisions of Section 16, including the prohibition on short-swing profits. Section 16 Insiders must review the addendum attached to this Policy.

X.	Post Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of MNPI when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The Company may impose blackout periods and other restrictions on securities held by such individuals, including on shares acquired pursuant to employee equity awards and employee stock purchase plans.

XI.	Inquiries from Third Parties

Inquiries from third parties, such as industry analysts or members of the news media, about the Company should be directed to the Company’s Vice President of Corporate Communications or the Chief Executive Officer.

XII.	Limitations on Access to the Company Information

All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

●	Maintaining the confidentiality of Company related transactions;

●	Conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted to prevent access by unauthorized persons;

●	Restricting access to documents and files (including computer files) containing MNPI to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);

●	Promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;

●	Disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;

●	Restricting access to areas likely to contain confidential documents or material, non-public information; and

●	Avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

Personnel involved with MNPI, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

XIII.	Individual Responsibility

Every Insider has an individual responsibility to comply with this Policy and applicable laws against insider trading, regardless of whether they are subject to a blackout period or have received pre-clearance for a transaction or with respect to a trading plan. Appropriate judgment should always be exercised in connection with any transaction. From time to time, an Insider may have to forego a proposed transaction even if he or she planned to make the transaction before learning of the MNPI and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting until the applicable trading window is opened. All stop-loss orders and other open or limit orders in Company Securities (except for any such orders made by a Pre-Clearance Person pursuant to an Approved Trading Plan or by any other Insider pursuant to a Compliant Trading Plan) must be canceled during blackout periods to avoid the possibility of trades that may violate securities laws or this Policy.

Date Effective: February 15, 2024

Amended by the Board of Directors: September [__], 2025

Exhibit A

COMPLIANCE OFFICERS

Chief Executive Officer

Chief Financial Officer

For the avoidance of doubt, the Audit Committee of the Board of Directors may, from time-to-time, designate employees of the Company to administer this Policy and delegate to such persons some or all administrative responsibilities under this Policy. Such persons may send written communications pursuant to this Policy and take other actions under this Policy on behalf of the Compliance Officers.

Addendum to Insider Trading Policy

Additional Compliance Procedures Relating to Section 16 Insiders

SEC rules require Section 16 Insiders to file Form 4 reports on many transactions within two business days of the transactions. The Company has implemented certain procedures in order to assist the Company’s Section 16 Insiders in complying with these rules. The procedures are set forth below. The Company asks each Section 16 Insider to sign and return the Certification attached hereto (acknowledging your receipt of, understanding of and agreement to comply with these procedures).

References to “we,” “our” and “the Company” relate to the Company. References to “you” and “your” relate to each Section 16 Insider of the Company.

1.Mandatory Pre-Clearance – Section 16 Insiders may not engage in any transaction involving the Company’s securities (including a purchase, sale, option exercise, donation, loan or pledge, contribution to a trust, or any other securities transaction) without first obtaining pre-clearance as set forth in the Policy.

2.Procedures Related to Third Parties – Securities held by immediate family members living in your household, or securities held by your controlled entities and other entities in which you have a pecuniary interest may be attributable to you for reporting. Accordingly, the Company asks that you identify each relevant immediate family member, controlled entity and other entity in which you have a pecuniary interest that holds Company Securities on the certification appended hereto. The letter indicates that the signing parties agree to seek pre-clearance of their transactions in Company Securities at least three days before their occurrence. The primary Compliance Officer or his designated representative will then determine whether the transaction may proceed and, if so, assist in complying with the reporting requirements. The Company also asks that you identify any brokers (other than Company-designated brokers) through whom you engage in transactions involving Company Securities, and that you and each such broker execute a broker instruction letter, under which your broker agrees to verify pre-clearance with the Company (other than with respect to transactions made pursuant to a Rule 10b5-1 pre-approved plan) and promptly provide information to the Company regarding each transaction (including pursuant to a Rule 10b5-1 pre-approved plan) completed by the broker on your behalf.

3.Preparation, Review and Filing of Reports – As in the past, the Company intends to assist in preparing and filing all required Section 16 reports (Forms 3, 4, and 5) on your behalf, based on the information provided to us by you, your broker, and other relevant third parties. The Company asks that you promptly review and/or sign each report prepared on your behalf if you are available to do so.

4.Power of Attorney – Because of the two business day filing deadline, the Company asks that you sign and return promptly a Power of Attorney, a form of which will be provided to you. The Power of Attorney will permit designated Company officers to sign reports on your behalf in the event you are not available for timely signature.

5.Electronic Filing – The rules require mandatory electronic filing of all Section 16 reportable transactions on EDGAR, the SEC’s electronic filing system. To file a report on EDGAR, you will need an EDGAR filing number and password from the SEC. We will obtain these access codes on your behalf, upon your signature and return of an SEC Form ID, a form of which will be provided to you. (Important: Please advise the Chief Executive Officer immediately if you already possess EDGAR codes for filing with another issuer and supply the Chief Executive Officer with those codes. Otherwise, the filing of a new Form ID will cause your pre-existing codes to be nullified by the EDGAR system, resulting in potential delays for your electronic filings.)

Other Steps To Ensure Compliance – In order to help ensure timely filing of reports, we will provide to our stock plan and employee benefit plan administrators, and our transfer agent, a current list of our Section 16 Insiders, and an instruction that they promptly notify the Company of proposed or completed transactions by persons on the list.

CERTIFICATION

I hereby certify that:

1.	I have read and understand the Insider Trading Policy of SharpLink Gaming, Inc. (the “Policy”). I understand that the Compliance Officers are available to answer any questions I have regarding the Policy.

2.	I will comply with the Policy for as long as I am subject to the Policy.

Print name: _________________________________________

Signature: __________________________________________

Date: ______________________________________________

Please list below any relevant immediate family member, controlled entity and other entity in which you have a pecuniary interest that holds Company Securities.

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